Filed Pursuant to Rule 433

Registration No. 333-182980

$1bln Nissan Master Owner Trust Receivables 2013-A

Jt-Leads: BofAML (struc), JPM, RBC Co-Mgrs: Bar, BTM, Miz, Scotia

CL	$SIZEMM	WAL	M / F	EXP FNL	LGL FNL	BENCH	PRICE
A	$1,000.00	2.96	Aaa/AAA	2/15/16	2/15/18	1ML + 30	100.0

Ticker	: NMOTR 13-A	Registration	: Public
Expected Settle	: 02/28/13	First Pay	: 03/15/13
Expected Ratings	: Moody’s/Fitch	Bill & Deliver	: BofAML

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.